Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Wizards-Patriots Holdings Inc. for the registration of 27,810,511 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the consolidated financial statements and schedule of Metrocall Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
May 18, 2004